Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is being made as of November 1, 2026 between Patriot Glass Solutions, LLC, a Texas limited liability company (“PGS” or the “Company”) having its principal offices at 2029 Pat Booker Road, Universal City, TX 78148, and Michael Wanke (the “Employee”) an individual with an address at [*].

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment; Term of Employment.

PGS hereby employs Employee and Employee agrees to serve PGS as its Chief Executive Officer (“CEO”), upon the terms and conditions contained herein, until three (3) years from the date of this Agreement, unless terminated sooner pursuant to the terms hereof (the “Employment Term”).

2. Duties and Powers as Employee.

(a) During the Employment Term, Employee shall be employed by PGS as its CEO and shall have such powers and duties as are delegated and conferred upon him from time to time by the Authorized Manager of PGS. Employee agrees to devote Employee’s full business attention and best efforts to the performance of Employee’s duties and to the furtherance of PGS’s interests, a primary goal of which is to increase revenues and profit.

(b) As CEO of PGS, Employee’s responsibilities will include providing leadership and direction to the Board of Managers of PGS (the “Board”), facilitating the operations and deliberations of the Board and satisfying the strategic initiatives of PGS.

(c) As CEO of PGS, Employee’s primary responsibilities also include managing the day to day operations and resources of PGS, acting as the main point of communication with the Authorized Manager.

(d) As CEO of PGS, Employee will be required, under direction of the Authorized Manager to fully cooperate with the operations of any and all other operating businesses of TLSS Acquisition, Inc., a Delaware corporation (“TA”) and its affiliates, including its parent, Transportation and Logistics Systems, Inc., a Nevada corporation (the “Corporation”), to help maximize TA’s and the Corporation’s revenue and profit and acquisition opportunities including but not limited to, sourcing, assessing, and integrating business lines, when applicable, with and into PGS.

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(e) Employee’s principal place of employment shall be in Universal City, Texas area and during the Employment Term, Employee will not be required to relocate outside of the San Antonio-New Braunfels metropolitan area. Employee may be required periodically to travel in connection with Employee’s duties and for other normal business reasons.

3. Compensation.

(a) Base Salary and Bonuses.

(i) In consideration of Employee’s services, Employee will be paid an initial base salary of $118,000 in year one (the “Base Salary”) payable in accordance with PGS’s payroll practices. Base Salary for years two and three of the Employment Term will be reviewed annually.

(ii) Notwithstanding the foregoing, the parties hereby agree to an interim Base Salary review ninety (90) days after the commencement of this Agreement, during which time, it will be determined by the CEO of the Corporation, as to when it will be the appropriate time to increase Employee’s Base Salary to $170,000 on a going forward basis for the remainder of first year of the Employment Term.

(iii) Ninety (90) days after the commencement of this Agreement, with respect to the first year of this Agreement and thirty (30) days prior to the commencement of each subsequent year of the Employment Term, the parties will mutually agree to a bonus program pursuant to which bonuses will be payable upon achieving certain bonus milestones (“Bonus Milestones”). The timing of the payment of such bonuses, provided Bonus Milestones are met, will be mutually agreed upon during such initial ninety (90) day period.

(iv) Bonus Milestones shall be based upon PGS achieving certain financial results for EBITDA, on a quarterly basis. For purposes of the bonus calculation, the Operating EBITDA of PGS operations will be based upon the improvement or increase over projected (or budgeted) combined EBITDA results, before any expenses associated any other non-cash expense that is unrelated to the operation of PGS business.

(v) For clarification, the Employee’s Base Salary and the bonus program, including the Bonus Milestones, shall be reviewed annually and renegotiated in good faith, at least thirty (30) days prior to the commencement of each year during the Employment Term.

(b) Initial Option Grant and Vesting.

(i) On the Employee’s start date, subject to the approval of the Board of Directors of the Corporation and/or its Compensation Committee, the Corporation shall grant the Employee an option (the “Option”) to purchase a number of shares of the Corporation’s Common Stock equal to the value of $730,000 based on the fair market value of the Corporation’s Common Stock at the time of the grant.

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(ii) Subject to the Employee’s continued employment through each applicable vesting date, the Option shall vest and become exercisable over a three (3) year period as follows: One-third (1/3rd) of the shares shall vest on the first anniversary of the Executive’s start date, and the remaining two-thirds (2/3rds) shall vest in equal annual installments over the following two (2) years.

(c) In addition, Employee shall have the opportunity to earn an annual discretionary bonus in the form of non-qualified stock options or restricted stock units in the Corporation, whichever is available and as determined by the Board and the Board of Directors of the Corporation. Such discretionary bonus shall be based upon the Authorized Manager’s evaluation and the CEO of the Corporation’s evaluation of certain overall performance criteria, including such as, but not limited to: (i) Employee’s implementation of operating efficiencies; (ii) significant new customer contracts; (iii) the implementation of new business initiatives; and (iv) coordination with other business units. Such discretionary bonus could be valued up to 50% of your Base Salary and any such grant would vest equally over a one-year period following the date of grant.

4. Benefits.

Employee will be eligible to participate in any employee benefit plans and programs generally available to the Company’s executives, including health and other benefits, subject to the terms and conditions of such plans and programs, provided however, that the Company shall pay the premiums associated with the Employee’s participation in the Company’s medical and dental plans or reimburse Employee monthly for the Employee’s current insurance plan if Employee does not participate in the Company’s plans.

5. Expenses; Vacations; Personal Days.

(a) During the Term hereof, Employee shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of Employee’s duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of PGS.

(b) During the Employment Term hereof, Employee shall be entitled to paid vacation time in accordance with then regular procedures of PGS governing employees as determined from time to time by PGS’s Board of Managers. At this time, the Employee is entitled to four (4) weeks of vacation per calendar year but at such times, approved in advance by the CEO or CFO of the Corporation, provided that they do not interfere with the management or supervision of the operation. Any unused vacation time (or accrued vacation pay) will be carried over to ensuing calendar years.

(c) During the Employment Term hereof, Employee shall be entitled to five (5) personal days each calendar year. Employee shall not be permitted to take more than two (2) consecutive personal days, whether or not such days are in different calendar years. Any unused personal days may not be carried over to ensuing calendar years.

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6. Representations and Warranties of Employee.

Employee represents and warrants to PGS that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the other rights of PGS hereunder.

7. Confidentiality; Non-Competition.

(a) Except in connection with Employee’s employment with PGS, Employee will not, directly or indirectly, use for himself or disclose to any other person or entity any confidential information concerning PGS for any purpose whatsoever, without the prior written consent of the Board of Managers of PGS. For purposes of this Agreement, “confidential information” shall not include information that: is or becomes a part of the public domain (other than by a breach of this Agreement), is or was rightfully received by Employee from a third party not obligated to hold such information confidential; and/or is required by law to be disclosed.

(b) During the Employment Term and for a period of two (2) years from the date of termination of Employee’s employment with PGS, Employee shall not: (i) serve as or become an employee, officer, director, shareholder, consultant, partner, owner, lender, principal, member, agent or otherwise, of any entity that is conducting or intends to conduct a business which is the same as or substantially similar to or competitive with the business of PGS; (ii) individually or with others solicit, attempt to obtain, divert or accept business from, or perform any service for, any client/customer of PGS; (iii) individually or with others, solicit or attempt to solicit, employ or retain any employees, representatives or agents of PGS; or (iv) individually or with others solicit or attempt to solicit services of any supplier of PGS in connection with any business activity that competes with the business of PGS. For the purposes of this Section 7, a business shall be deemed to compete with the business of PGS if such business provides during the Employment Term and the same services that PGS provides at the time of Employee’s termination. As used herein, the term, PGS, shall include any subsidiary of PGS and any successor to PGS or any such subsidiaries.

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Employee from purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with PGS and of which he is not a consultant, employee, officer, or director.

(d) Employee is agreeing to these provisions in consideration of the Agreement of PGS to enter into the other provisions of this Agreement.

(e) Employee agrees that any claim for breach of this Section 7 against Employee may be brought by PGS, or any subsidiary or affiliate of PGS in lieu of PGS. Employee shall not raise any failure of PGS or any such subsidiary or affiliate to qualify as a foreign corporation to conduct business in any given jurisdiction as a defense to any action brought by PGS or any such subsidiary or affiliate.

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(f) Employee acknowledges and agrees that the covenants contained in this Section 7 are fair and reasonable and of a special unique character which gives them peculiar value and PGS would not have entered into this Agreement without such covenants being made. However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, such duration or geographic scope, or both, as the case may be, shall be considered to be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity. Employee further acknowledges that monetary damages alone will not be an adequate remedy for any breach by him of any of the covenants contained in this Section 7, and accordingly, Employee expressly agrees that, in addition to all other remedies which PGS has, PGS shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction and shall not be required to post a bond or other security in connection with any such action.

(g) Employee acknowledges that the limitations set forth in this Section 7 shall not prevent Employee from earning a livelihood after Employee leaves PGS’s employ but simply prevent unfair competition against PGS for a limited period.

8. Patents; Copyrights.

Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Inventions”) which Employee during the period he is employed by PGS under this Agreement may develop relating to the fields in which PGS may then be engaged shall belong to PGS; and forthwith upon request of PGS and at no cost to PGS, Employee shall execute all such assignments and other documents and take all such other action as PGS may reasonably request in order to vest in PGS all of Employee’s right, title, and interest in and to such Inventions, free and clear of all liens, charges, and encumbrances.

9. Termination.

(a) Employee may not be terminated by PGS except for Cause prior to the end of the Term. For purposes of this Agreement, “Cause” means any of the following: (i) Employee engaging in any acts of fraud, theft, or embezzlement in connection with the performance of Employee’s duties hereunder; (ii) Employee’s conviction for any felony, including any plea of guilty or nolo contendere; and/or (iii) Employee providing services, in any capacity, to a business that is in direct competition with PGS.

(b) In the event that Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge Employee’s essential duties hereunder, with or without reasonable accommodations, for a period of three (3) months (a “Permanent Disability”), then this Agreement may be terminated by PGS, in its sole discretion, upon the expiration of such three (3) month period, at which time the terms of Section 9 shall apply. In such event, PGS shall continue to pay Employee’s Salary as in effect at the time of such disability for a period of three (3) months from the date of such disability; provided, that such amounts shall be offset by any amounts otherwise paid to Employee under PGS’s then-existing disability program, if any. Unless otherwise provided for pursuant to Section 4(b) hereof, Employee shall be responsible for obtaining Employee’s own disability insurance policy, however, PGS may elect, in the sole and absolute discretion of the Board of Managers, to supplement such disability policy.

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(d) In the event that Employee shall die, then this Agreement shall terminate on the date of Employee’s death, and no post-death compensation shall be payable to Employee hereunder, except for earned but unpaid Salary, earned bonuses, vested benefits, if any, and as may otherwise be provided under this Agreement.

(e) In the event that this Agreement is terminated for Cause pursuant to Section 9(a), then Employee shall be entitled to receive only Employee’s Base Salary at the rate provided in Section 3 to the date on which termination shall take effect and payment of any accrued but unpaid bonuses earned, accrued vacation pay any another vested benefits.

(f) In the event Employee voluntarily resigns from PGS during the Employment Term, this Agreement shall terminate effective upon the date such termination shall take effect and Employee shall be entitled to receive only Employee’s Salary to the date on which the termination shall take effect and payment of any accrued but unpaid bonuses earned, accrued vacation pay and any other vested benefits.

10. Separation Pay

If the Employment Agreement is terminated (i) by PGS without Cause (including as a result of the Employee’s death or Disability), (ii) by Employee for Good Reason, or (iii) the Employment Term is not renewed by PGS at the end of the Employment Term, then PGS shall: (i) continue to pay to the Employee one-twelfth (1/12) of the annual Base Salary each month for a twelve month (12) month period commencing on the first scheduled payroll date immediately following the Termination Date, at the rate in effect at the time of termination, payable in accordance with PGS’s normal payroll practices; (ii) pay to Employee a single lump sum payment of all accrued but unpaid bonuses earned, such amount payable on the first scheduled payroll date immediately following the Termination Date; (iii) pay to Employee a single lump sum payment of all accrued but unpaid vacation pay or other benefits earned; and (iv) to the extent unvested, fully accelerate the vesting of any outstanding options or equity grants such that all outstanding options and/or equity grants are fully vested as of the Termination Date.

For purposes hereof, “Good Reason” shall mean any one of the following: (i) the material reduction of Employee’s (a) Base Salary from one year of the Employment Term to another, and/or (b) Bonus Milestones and/or bonus potential; (ii) the material reduction of Employee’s duties and responsibilities as set forth herein (including material reduction in status, and/or a requirement to report to any person or entity other than the Board of Managers of PGS and the CEO of the Corporation; (iii) PGS’s material breach of this Agreement; or (iv) a change in Employee’s place of work outside of the San Antonio-New Braunfels metropolitan area.

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Employee will not be deemed to have Good Reason unless (i) Employee first provides the Board with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence (ii) PGS fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (iii) Employee’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

11. Dispute Resolution. In the event of any dispute arising out of this Agreement, whether such dispute gives rise to a cause of action sounding in contract and/or tort, and/or whether based on a statute or case law, including, without limitation, the breach of the covenant of “good faith” and “fair dealing,” or otherwise, the parties agree to submit any and all such dispute(s) (if any) to final and binding arbitration pursuant to the Rules of the American Arbitration Association with the venue of all arbitration hearing(s) to be in San Antonio, Texas, or such other place(s) within the State of Texas as the parties may agree to in writing. Judgment upon the award rendered by the arbitrator may be entered in any Texas court having jurisdiction thereof. Each party shall be responsible for its own fees and expenses associated with the arbitration and the parties shall equally share the costs of the arbitration.

12. Merger, Etc. In the event of a future disposition of the properties and business of PGS, substantially as an entirety, by merger, consolidation, sale of assets, sale of stock, or otherwise (each, a “Change of Control Event”), then PGS may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity provided that the acquiring or surviving entity agrees in writing to be bound by the terms and conditions of this Agreement, or, in the event this Agreement is not assigned and/or the surviving entity does not agree to be bound by the terms and conditions of this Agreement, then the Employee shall be entitled to receive a lump sum payment immediately upon the Change of Control Event, in amount equal to the remaining Base Salary under the Employment Term and any accrued but unpaid bonuses, vacation pay and other benefits. Moreover, any unvested equity grants, whether in the form of options, profit interests or other equity instrument, will automatically become fully vested upon any Change of Control Event irrespective of whether or not this Agreement is assumed by an acquiring or surviving entity.

13. Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

14. Entire Agreement and Modification. This Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

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15. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, Express Mail, or similar overnight delivery, or courier service or delivered in person, by email or by facsimile, or similar telecommunications equipment against receipt to the party to whom it is to be given at the address of such party set forth in this Section 15 (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

Employee:	Michael Wanke

[*]

[*]

(C) [*]

(E) [*]

PGS:	Patriot Glass Solutions, LLC

c/o Transportation and Logistics Systems, Inc.

110 Chestnut Ridge Rd., Suite 444

Montvale, NJ 07645

Attn.: Sebastian Giordano

(C) [*]

(E) [*]

Such addresses may be changed by notice given as provided in this Section 15. Notices shall be effective upon the date of receipt; provided, however, that a notice (other than a notice of a changed address) sent by certified or registered U.S. mail, with postage prepaid, shall be presumed received no later than three (3) business days following the date of sending.

16. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party providing such waiver.

17. Binding Effect. Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and personal representatives and shall be binding upon and inure to the benefit of PGS and its successors and those who are its assigns.

18. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to such State’s rules governing the conflicts of laws. Venue shall be in Bexar County, Texas.

20. Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart. Any signature page delivered by electronic transmission, such as facsimile or via email with a pdf attachment of such signed signature page, shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

PGS:		Employee:

Patriot Glass Solutions, LLC, a Texas
limited liability company

By:	/s/ Sebastian Giordano		/s/ Michael Wanke
Name:	Sebastian Giordano	Name:	Michael Wanke
Title:	Authorized Manager

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